                                                                    EXHIBIT 4.2


                                 AMENDMENT NO. 1
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

         This AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), made as of this 13th day of January, 1999, among OM GROUP, INC. ("Borrower"), certain financial institutions listed on the signature pages hereto (the "Banks"), NATIONAL CITY BANK, as the Letter of Credit Bank (the "Letter of Credit Bank"), NATIONAL CITY BANK, as the Agent for the Banks and the Letter of Credit Bank (the "Agent") and ABN AMRO BANK N.V. as Co-Agent for the Banks and the Letter of Credit Banks (the "Co-Agent"),

                              W I T N E S S E T H :

         WHEREAS, the Borrower, the Banks, the Letter of Credit Bank and the Agent and Co-Agent have entered into that certain Amended and Restated Credit Agreement, dated as of January 30, 1998 (the "Credit Agreement"), pursuant to which the Banks and the Letter of Credit Bank have made certain loans and other financial accommodations available to Borrower;

         WHEREAS, the Borrower, the Banks, the Letter of Credit Bank and the Agent and Co-Agent desire to amend the Credit Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Banks, the Letter of Credit Bank and the Agent and Co-Agent do hereby agree as follows:

1.       DEFINED TERMS.

         Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

2.       AMENDMENT TO THE CREDIT AGREEMENT.

         2.1 AMENDMENT TO ANNEX I. Annex I to the Credit Agreement is amended in its entirety to read as Annex I attached hereto.

         2.2 AMENDMENT TO SECTION 1.1. Section 1.1 of the Credit Agreement is amended by deleting the definitions of "Applicable Commitment Fee Percentage," "Applicable LIBOR Margin," "Applicable Risk Participation Percentage," "Consolidated Total Funded Debt to EBITDA Ratio," "Net Proceeds" and "Revolving Credit Termination Date," and replacing such definitions with the following new definitions:

                  "APPLICABLE LIBOR MARGIN" means: (i) from the Closing Date until the June 30, 1999 financial statements required by Section 5.1(a) of this Agreement are furnished to the Agent, 1.25% per annum with respect to any LIBOR Rate Advance and (ii) with respect to any Margin Adjustment Date, the percentage applicable to a LIBOR Rate Loan corresponding to the Consolidated Total Funded Debt to EBITDA Ratio set forth below (determined on the basis of the Consolidated Total Funded Debt to EBITDA Ratio for the Cumulative Four Quarter Period ending on the Determination Date applicable to such Margin Adjustment Date and calculated in accordance with Section 2.10(b) of this Agreement):


                    =========================================================
                    Consolidated   Total Funded    LIBOR                Rate
                    Debt to EBITDA Ratio           Margin
                    =========================================================
                    > 3.25 to 1.0 but                       1.50%
                    -
                    < 3.5  to 1.0
                    ----------------------------------------------------------
                    > 3.0  to 1.0 but                       1.25%
                    -
                    < 3.25 to 1.0
                    ----------------------------------------------------------
                    > 2.5  to 1.0 but                       1.00%
                    -
                    < 3.0  to 1.0
                    ----------------------------------------------------------
                    > 2.0  to 1.0 but                       0.75%
                    -
                    < 2.5  to 1.0
                    ----------------------------------------------------------
                    > 1.50 to 1.0 but                       0.55%
                    -
                    < 2.0  to 1.0
                    ----------------------------------------------------------
                    < 1.5  to 1.0                           0.40%
                    ==========================================================


                  "APPLICABLE RISK PARTICIPATION PERCENTAGE"; "APPLICABLE COMMITMENT FEE PERCENTAGE" means: (i) from the Closing Date until the June 30, 1999 financial statements required by Section 5.1(a) of this Agreement are furnished to the Agent, 1.25% per annum with respect to the risk participation fee applicable to Standby Letters of Credit required by Section 2.9(d) of this Agreement and .375% per annum with respect to the commitment fee required by Section 2.9(a) of this Agreement and (ii) with respect to the risk participation fee applicable to Standby Letters of Credit required by Section 2.9(d) of this Agreement and the commitment fee required by Section 2.9(a) of this Agreement, as the case may be, the percentage set forth in the column below which is applicable to such risk participation fee or commitment fee, as the case may be, and which corresponds to the Consolidated Total Funded Debt to EBITDA Ratio set forth below (in each case determined on the basis of the Consolidated EBITDA for the Cumulative Four Quarter Period ending on the Determination Date applicable to such risk participation fee or commitment fee, as the case may be, and calculated in accordance with Section 2.9 of this Agreement):


              ===========================================================================
              Consolidated Total             Risk                   Commitment
              Funded Debt to                 Participation          Fee Percentage
              EBITDA Ratio                   Margin
              ===========================================================================
              > 3.25 to 1.0 but                       1.50%                  0.375%
              -
              < 3.5  to 1.0
              ---------------------------------------------------------------------------
              > 3.0  to 1.0 but                       1.25%                  0.375%
              -
              < 3.25 to 1.0
              ---------------------------------------------------------------------------
              > 2.5  to 1.0 but                       1.00%                  0.375%
              -
              < 3.0  to 1.0
              ---------------------------------------------------------------------------
              > 2.0  to 1.0 but                       0.75%                  0.30%
              -
              < 2.5  to 1.0
              ---------------------------------------------------------------------------
              > 1.50 to 1.0 but                       0.55%                  0.25%
              -
              < 2.0  to 1.0
              ---------------------------------------------------------------------------
              < 1.5  to 1.0                            0.40%                  0.20%
              ===========================================================================


                  "CONSOLIDATED TOTAL FUNDED DEBT TO EBITDA RATIO" means, as at the end of any Fiscal Quarter, the ratio of: (a) the aggregate principal amount of the Consolidated Total Funded Debt outstanding as of the end of such Fiscal Quarter to (b) the Consolidated EBITDA for the Cumulative Four Quarter Period then ended.

                  "NET PROCEEDS" means (i) the cash proceeds (including cash proceeds subsequently received in respect of non-cash consideration initially received) from any sale, transfer or other disposition (other than: (a) any sale of Inventory in the ordinary course, (b) disposition in the ordinary course of Borrower's business of assets that are obsolete, worn out or no longer used or useful in the Borrower's or its Subsidiaries' business and (c) disposition of capital assets the proceeds of which are reinvested within a reasonable period of time in capital assets of the Borrower or its Subsidiaries) of any asset or assets of the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any other Subsidiary of the Borrower) to the extent of the excess of such proceeds of all such sales, transfers or other dispositions over Five Million Dollars ($5,000,000) in any calendar year net of (x) selling expenses, including without limitation any reasonable broker's fees or commissions, costs of discontinuing operations associated with such assets and sales, transfer and similar taxes, and (y) the repayment of any Indebtedness secured by a purchase money Lien on such assets that is permitted under this Agreement and only to the extent of such excess; (ii) the cash proceeds from the issuance and/or sale of pari passu debt securities of the Borrower pursuant to any public offering, private placement, net of transaction costs and net of expenses including, without limitation, underwriters' or placement agents' discounts and commissions and transfer and similar taxes, (iii) the cash proceeds from the issuance and/or sale of equity securities of the Borrower pursuant to any public offering, private placement, net of transaction costs and net of expenses including, without limitation, underwriters' or placement agents' discounts and commissions and transfer and similar taxes and (iv) the cash proceeds from any additional Indebtedness permitted hereunder to the extent of the excess of such proceeds, when aggregated for the purposes of this clause (iv) with the debt securities referred to in clause (ii) hereof, over Twenty Million Dollars ($20,000,000) and only to the extent of such excess.

                  "REVOLVING CREDIT TERMINATION DATE" means the earlier of: (i) January 13, 2004, as extended pursuant to Section 2.6(f) of this Agreement or (ii) the earlier date of the termination of the Revolving Credit Commitments pursuant to Section 2.6(d) or Section 6 of this Agreement.

         2.3 AMENDMENT TO SECTION 1.1. Section 1.1 of the Credit Agreement is amended by adding thereto the following definitions, "Capital Expenditures", "Consolidated Capital Expenditures", "Employee Benefit Plan" and "Letter of Commitment" as follows:

                  "CAPITAL EXPENDITURES" means any and all amounts invested, expended or incurred (including Indebtedness under Capitalized Leases) by a Person in respect of the purchase, acquisition, improvement, renovation or expansion of any land and depreciable or amortizable property of such Person (including, without limitation, expenditures required to be capitalized in accordance with GAAP and, in the case of the Borrower, including as a Capital Expenditure, even if not required by GAAP, the amount of any investment by the Borrower or its Subsidiaries in the Congo smelter project referred to in Section 5.3(b) of this Agreement), each as determined on a consolidated basis in accordance with GAAP except as otherwise specified in this definition.

                  "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, all Capital Expenditures of the Borrower and its Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

                  "EMPLOYEE BENEFIT PLAN" means an "employee benefit plan" as defined in Section 3(3) of ERISA of the Borrower or any of its ERISA Affiliates or any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  "LETTER OF COMMITMENT" means that certain letter of commitment, dated as of December 15, 1998, addressed by National City Bank to the Borrower and accepted by the Borrower.

         2.4 AMENDMENT TO SECTION 2.1(B). The proviso to Section 2.1(b) of the Credit Agreement is amended in its entirety to read as follows:

         . . . ;provided, however, that the Borrower shall not be entitled to request any Revolving Credit Borrowing which, together with all outstanding Revolving Credit Borrowings, would result in the Borrower's having an aggregate of more than ten (10) Borrowings (treating outstanding Alternate Base Rate Loans as a single Borrowing for purposes of determining outstanding Borrowings) outstanding at any one time.

         2.5 AMENDMENT TO SECTION 2.6(c). Section 2.6(c) of the Credit Agreement is amended in its entirety to read as follows:

                           (c) MANDATORY REDUCTION OF COMMITMENT; MANDATORY PREPAYMENT. The Borrower shall apply all Net Proceeds acquired in connection with transactions permitted by this Agreement promptly upon receipt thereof to prepay the Revolving Credit Loans outstanding at the time of such receipt and to permanently reduce the Revolving Credit Commitments (rounded down to the nearest One Hundred Thousand Dollars ($100,000) amounts in excess of such rounded amount shall be applied to the outstanding Revolving Credit Loans only); provided, however, that:
         (i) the Borrower shall not be permitted at any time to reduce the Revolving Credit Commitments to an amount less than the aggregate LC Exposure of the Banks outstanding at such time, (ii) in the case of the Net Proceeds from the issuance or sale of equity securities of the Borrower referred to in clause (iii) of the definition of "Net Proceeds," the Borrower shall not be required to apply such Net Proceeds to reduce permanently the Revolving Credit Commitments but shall (x) only be required to apply fifty percent (50%) of such Net Proceeds to prepay the Revolving Credit Loans outstanding at such time without permanent reduction of the Revolving Credit Commitment and (y) if no Event of Default shall have occurred which has not been waived in writing by the Required Banks and the making of such prepayment of Revolving Credit Loans would result in an obligation on the part of the Borrower to make a breakage payment in respect thereof under Section
         10.4 of this Agreement (unless waived by the Required Banks), the Borrower may upon notice to the Agent postpone making such prepayment for a period of up to 30 days or such shorter period as will result in no such breakage payment being payable and (iii) in the case of Net Proceeds from the issuance or sale of equity securities of the Borrower referred to in clause (iii) of the definition of "Net Proceeds" and Net Proceeds from the incurrence of additional Indebtedness referred to in clause (iv) of such definition, the Borrower shall not be required to apply such Net Proceeds to reduce permanently the Revolving Credit Commitment and\or to prepay Revolving Credit Loans, as the case may be, as of or after March 31, 2000 so long as the Borrower's Consolidated Total Funded Debt to EBITDA Ratio as at the end of any Fiscal Quarter ending as of and after March 31, 2000 does not exceed 3.00 to 1.00 for the Cumulative Four Quarter Period then ending.

                  In the event that the reduction in the Revolving Credit Commitments required by this Section 2.6(c) would cause the remaining Revolving Credit Commitments to be less than the LC Exposure of the Banks after giving effect to such reduction, the Agent shall hold such excess funds in a non-interest bearing account until such time that the requirements of the immediately preceding sentence shall not be violated. Each reduction in the aggregate Revolving Credit Commitments hereunder shall be made among the Banks ratably in accordance with their Revolving Credit Commitments. On the date of each reduction, the Borrower shall pay to the Agent for the account of the Banks (x) the commitment fees and interest accrued through the date of such reduction in respect of the aggregate Revolving Credit Commitments and (y) any amounts required pursuant to the provisions of Section 10.4 of this Agreement. Any reduction in the Revolving Credit Commitments shall be a permanent reduction and no amount in excess of such reduced commitment may be borrowed or reborrowed.

         2.6 AMENDMENT TO SECTION 2.9(c). Section 2.9(c) of the Credit Agreement is amended to read as follows:

                  (c) ANNUAL AGENT'S FEE. The Borrower agrees to pay the Agent for its sole account an annual agent fee as set forth in the Letter of Commitment.

         2.7 AMENDMENT TO SECTION 2.9(f). The proviso in Section 2.9(f) of the Credit Agreement is amended to read as follows:

                  . . . ; except, however, that, if an Event of Default shall have occurred which has not been waived in writing by all of the Banks, or if the Borrower shall not have delivered as of such Margin Adjustment Date the financial statements in accordance with Sections 3.1(l), 5.1(a) and 5.1(b) of this Agreement, the Applicable Risk Participation Fee Percentage shall, subject to the election of the Bank's pursuant to Section 2.10(c) of this Agreement, be 1.50% per annum and the Applicable Commitment Fee Percentage shall be .375% per annum.

         2.8 AMENDMENT TO SECTION 2.10(c). Clause (ii) of Section 2.10(c) of the Credit Agreement is amended to read as follows:

         . . . (ii) the Applicable Risk Participation Fee Percentage shall be two percent (2%) in excess of the Applicable Risk Participation Fee Percentage otherwise applicable pursuant to the proviso to Section 2.9(f) of this Agreement.

         2.9 AMENDMENT TO SECTION 4.11. The first sentence of Section 4.11 of the Credit Agreement is amended in its entirety to read as follows:

         The Supplemental Schedule sets forth all of the Employee Benefit Plans (which constitute either a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA or a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA) of the Borrower and its Subsidiaries as of the Closing Date.

         2.10 AMENDMENT TO SECTION 4.13. The first sentence of Section 4.13 of the Credit Agreement is amended in its entirety to read as follows:

         The audited balance sheets of the Borrower for the Fiscal Year ending December 31, 1996, and the related statements of income, shareholder's equity, and cash flows, and, as applicable, changes in financial position or cash flows for such Fiscal Years, and the notes to such financial statements, reported upon by Ernst & Young, LLP., certified public accountants, together with the unaudited internal financial statements consisting of balance sheet and statements of income, shareholder's equity and cash flows as of the Fiscal Quarter ending September 30, 1997, certified by an executive officer of the Borrower:
         (a) have been prepared in accordance with GAAP, applied on a consistent basis with the Borrower's financial statements from prior Fiscal Years and (b) fairly present in all material respects (subject to routine year-end audit adjustments in the case of the unaudited financial statements) the financial condition of the Borrower as of the respective dates thereof (including a full disclosure of liabilities, contingent or otherwise, if any) and the results of its operations for the respective fiscal periods then ending.

         2.11 AMENDMENT TO SECTION 4. Section 4 of the Credit Agreement is amended so as to renumber Section 4.17 thereof as Section 4.18 and add new
Section 4.17 to read as follows:

                  4.17 YEAR 2000 COMPLIANCE. The Borrower has conducted a comprehensive review and assessment of all areas of the Borrower's and its Subsidiaries' businesses that could be materially and adversely affected by the "Year 2000 Problem" (that is, the risk that Technology is not Year 2000 Compliant). The Borrower reasonably anticipates that all Technology that is material to its business and the business of its Subsidiaries will on a timely basis be Year 2000 Compliant. With respect to each of the "key suppliers, vendors, and customers," the Borrower reasonably believes that each of them will on a timely basis be Year 2000 Compliant in all respects which are material to the business of the Borrower and its Subsidiaries. For the purposes of this paragraph, (i) "Technology" means computer, manufacturing, electronic equipment and telecommunications hardware, software and firmware, whether in computer systems, in embedded microchips or otherwise, which are material to the Borrower's and its Subsidiaries' businesses and financial operations, (ii) "Year 2000 Compliant" means, with respect to the Technology of the Borrower and its Subsidiaries, that such Technology (x) accurately processes date/time data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000 and (y) accurately performs leap year calculations and (ii) "key suppliers, vendors and customers" refers to those suppliers, vendors and customers of the Borrower and\or its Subsidiaries the business failure of which would, with reasonable probability, result in a Material Adverse Effect.

         2.12 AMENDMENT TO SECTION 5.3(b). Clause (Y) of Section 5.3(b) of the Credit Agreement is amended in its entirety to read as follows:

                  . . . (Y) this subsection shall not prohibit any intercompany loan by the Borrower to, investment by the Borrower in or Guaranty by the Borrower of the indebtedness of, any joint venture of any Subsidiary of the Borrower or any of its Subsidiaries with respect to a Congo smelter project so long as the aggregate amount of any such loans, investments or guaranties does not exceed Sixty Million Dollars ($60,000,000), . . .

         2.13 AMENDMENT TO SECTION 5.3(d). The second reference to clause "(J)" set forth in Section 5.3(d) is revised to read "(K)" and the text of the parenthetical in clause (H)(z) of Section 5.3(d) of the Credit Agreement is amended in its entirety to read as follows:

                  . . . (when taken together with any secured Indebtedness permitted to be secured pursuant to clause (K) of this subsection) ...

         2.14 AMENDMENT TO SECTION 5.4(a). Section 5.4(a) of the Credit Agreement is amended in its entirety to read as follows:

                  (a) CONSOLIDATED TOTAL FUNDED DEBT TO EBITDA RATIO. The Borrower shall not permit the Consolidated Total Funded Debt to EBITDA Ratio to exceed: (i) as at the end of each Fiscal Quarter ending during Fiscal Year 1999, 3.50 to 1.00 for the Cumulative Four Quarter Period then ending and (ii) as at the end of any Fiscal Quarter ending thereafter, 3.00 to 1.00 for the Cumulative Four Quarter Period then ending.

         2.15 AMENDMENT TO SECTION 5.4. Section 5.4 of the Credit Agreement is amended by adding thereto new Section 5.4(c) to read as follows

                  (c) MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES. Borrower shall not permit the Consolidated Capital Expenditures (including any purchase money Indebtedness permitted under Section 5.3(c) of this Agreement) of the Borrower and its Subsidiaries to exceed Seventy Five Million Dollars ($75,000,000) during the Fiscal Year of the Borrower ending December 31, 1999.

         2.16 AMENDMENT TO SECTION 9.1(b). Section 9.1(b) of the Credit Agreement is amended in its entirety to read as follows:

                  (b) AGREEMENT; TRANSFER FEE. The transferor: (i) shall remit to the Agent an administrative fee of Three Thousand Five Hundred Dollars ($3,500) and (ii) shall cause the transferee to execute and deliver to the Borrower, the Agent and each Bank (A) an Assignment Agreement, substantially in the form of Exhibit F attached hereto, and otherwise in form and substance satisfactory to the Agent and its counsel (a "Bank Assignment Agreement"), together with the consents and releases referenced therein and (B) such additional amendments, assurances and other writings as the Agent may reasonably require to effect such transfer.

3.       REPRESENTATIONS AND WARRANTIES.

         Borrower hereby represents and warrants as follows:

         3.1 THE AMENDMENT. This Amendment has been duly and validly executed by an authorized executive officer of Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         3.2 CREDIT AGREEMENT. The Credit Agreement, as previously amended and as further amended by this Amendment, remains in full force and effect and remains the valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         3.3 NONWAIVER. The execution, delivery, performance and effectiveness of this Amendment shall not operate nor be deemed to be nor construed as a waiver (i) of any right, power or remedy of Bank under the Credit Agreement, nor
(ii) of any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other documentation executed in connection therewith. Further, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Event of Default under the Credit Agreement as amended by this Amendment.

         3.4 REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended hereby. Each of the Banks party to the Amended and Restated Credit Agreement hereby acknowledges the amount of its Revolving Credit Commitment stated in Annex I as amended by this Amendment.

4.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT NO. 1.

         In addition to all of the other conditions and agreements set forth herein, the effectiveness of this Amendment is subject to the fulfillment of each of the following conditions precedent:

         4.1 AMENDMENT NO. 1 TO CREDIT AGREEMENT. Each Bank shall have received an original counterpart of this Amendment No. 1 to Credit Agreement, executed and delivered by a duly authorized officer of Borrower, the Agent, the Co-Agent and each of the Banks and the Letter of Credit Bank.

         4.2 REVOLVING CREDIT NOTES Each Bank shall have received an original Revolving Credit Note, in the principal amount of that Bank's Revolving Credit Commitment, each executed and delivered by a duly authorized officer of Borrower in favor of such Bank.

         4.3 BORROWER'S LEGAL OPINION. An opinion of counsel to the Borrower, in form and substance satisfactory to the Banks.

         4.4 CERTIFICATES OF BORROWER. A certificate executed by an authorized officer of the Borrower certifying: (A) the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance, as the case may be, of (I) this Amendment, (II) the performance of the Credit Agreement, as amended by this Amendment (III) each Revolving Credit Note, (IV) each other document executed in connection therewith or in connection with any of the transactions contemplated herein or therein, (B) the names and signatures of the officers of the Borrower executing or attesting to such documents, (C) as true and correct the Articles of Incorporation and Regulations of the Borrower,
(D) compliance by the Borrower with all representations, warranties, covenants and conditions under the Credit Agreement and each of the documents executed in connection with this Amendment, (E) the absence of any Potential Default or Event of Default and (F) the absence of any material litigation with respect to the Credit Agreement and the transactions contemplated hereby.

         4.5 CREDIT REQUEST; RATE CONVERSION/CONTINUATION REQUEST; DISBURSEMENT DIRECTION LETTER. A Credit Request, a Rate Continuation/Conversion Request and a disbursement direction letter from the Borrower, as the case may be, as may be necessary :(i) directing the Agent to disburse proceeds of the Loans as is consistent with the transactions and

LIBOR conversions contemplated by this Amendment and that certain Assignment and Acceptance Agreement of even date herewith, (ii) converting all outstanding LIBOR Rate Loans into new LIBOR Rate Loans or Alternative Base Rate Loans, as the Borrower elects and consistent with the terms of this Amendment as of the effective time of this Amendment and (iii) electing interest periods for LIBOR Rate Loans to be outstanding on the effective date of the Amendment.

         4.6 PAYMENT OF CLOSING FEES; OTHER PAYMENTS. The Borrower shall have paid (i) to the Agent for its sole account of a Structuring and Arrangement Fee in the amount specified in the Letter of Commitment, (ii) to the Agent for the ratable benefit of each existing Bank (including National City Bank) of a Recommitment Fee to such Bank in an amount equal to .10% of such Bank's continued commitment, (iii) to the Agent for the ratable benefit of each existing Bank (including National City Bank) and each new Bank to the Credit Agreement of a Commitment Fee to such Bank in an amount equal to .20% of such existing Bank's incremental increase in its commitment and .20% of each new Bank's commitment, (iv) all accrued but unpaid interest, fees and breakage compensation (as required by Section 2.7(iv) of the Credit Agreement in respect of the conversion of all outstanding LIBOR Rate Loans to new LIBOR Rate Loans as of the effective time of this Amendment) through the close of business on the day of the effective time of this Amendment on all outstanding Loans and (v) the out-of-pocket expenses of the Agent as specified in the Letter of Commitment.

         4.7 MATERIAL LITIGATION. No material litigation or claims shall exist with respect to (A) any aspect of financing contemplated by the Credit Agreement, as amended by this Amendment, and (B) the business, operations, properties or finances of the Borrower.

         4.8 MATERIAL ADVERSE EFFECT. No Material Adverse Effect has occurred.

         4.9 CONTINGENT LIABILITIES. No contingencies including, but not limited to, ERISA or other employee benefit liabilities exist in respect of the Borrower as of the closing of this Amendment.

         4.10 LIQUIDITY/AVAILABILITY. Unused availability under aggregate Revolving Credit Commitments of the Banks shall be at least Fifty Million Dollars ($50,000,000) as of the closing date of this Amendment.

         4.11 INSURANCE. The Borrower has adequate personal and real property, liability, business interruption and product liability insurance with Banks or Agent for the benefit of the Banks listed as loss payee, first mortgagee and additional insured (as applicable).

         4.12 OTHER INFORMATION. Such other information, financial or otherwise, as the Banks may reasonably request.

5.       MISCELLANEOUS.

         5.1 GOVERNING LAW. This Amendment has been delivered and accepted at and shall be deemed to have been made at Cleveland, Ohio. This Amendment shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, without regard to principles of conflict of law, and all other laws of mandatory application.

         5.2 SEVERABILITY. Each provision of this Amendment shall be interpreted in such manner as to be valid under applicable law, but if any provision hereof shall be invalid under applicable law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

         5.3 EXPENSES. As provided in the Credit Agreement, but without limiting any terms or provisions thereof, the Borrower shall pay on demand all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment, including without limitation the reasonable costs and expenses of the Agent's legal counsel, regardless of whether this Amendment becomes effective in accordance with the terms hereof.

         5.4 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart hereof by facsimile shall be effective as manual delivery of such counterpart; PROVIDED, HOWEVER, that each party hereto will promptly thereafter deliver counterpart originals of such counterpart facsimiles delivered by or on behalf of such party.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Amended and Restated Credit Agreement to be duly executed and delivered by their respective authorized officer or agent as of the date first above written.




NATIONAL CITY BANK, as Agent and a Bank                  OM GROUP, INC.

/s/ Timothy G. Healy                                     /s/ James M Materna
---------------------------------------                  ----------------------------------------------
By:  Timothy G. Healy                                    By:  James M Materna
Its: Vice President and Senior Lending                   Its: Chief Financial Officer
     Officer

ABN AMRO, BANK N.V. as Co-Agent and a Bank               NATIONAL CITY BANK, as a Letter of Credit Bank

/s/ Roy D. Hasbrook                                      /s/ Timothy G. Healy
-----------------------------------                      -----------------------------------
By:  Roy D. Hasbrook                                     By:  Timothy G. Healy
Its: Group Vice President                                Its: Vice President and Senior Lending
                                                              Officer


NBD BANK, as a Bank                                      HARRIS TRUST AND SAVINGS BANK, as a Bank

/s/ Sylvia F. Morin                                      /s/ William A. McDonnell
----------------------------------------                 -----------------------------------
By:  Sylvia F. Morin                                     By:  William A. McDonnell
Its: Senior Vice President                               Its: Vice President

KEYBANK NATIONAL ASSOCIATION, as a Bank                  MELLON BANK, N.A., as a Bank

/s/ Brendan Lawlor                                       /s/ William P. McGreehan
-----------------------------------                      ------------------------------------
By:  Brendan Lawlor                                      By:  William P. McGreehan
Its: Assistant Vice President                            Its: Vice President

THE CHASE MANHATTAN BANK, as a Bank                      PNC BANK, NA, as a Bank

/s/ Henry W. Centa                                       /s/ Joseph G. Moran
-----------------------------------                      -----------------------------------
By:  Henry W. Centa                                      By:  Joseph G. Moran
Its: Vice President                                      Its: Vice President

COMERICA BANK, as a Bank

/s/ Jeffrey J. Judge
-----------------------------------
By:  Jeffrey J. Judge
Its: Vice President

                           ANNEX I TO AMENDMENT NO. 1

                                     ANNEX I
                                   COMMITMENTS

         Credit Agreement among OM Group, Inc., the Agent, the Co-Agent, the Letter of Credit Bank and the Banks


=============================================================================================
                                                  Revolving                 Commitment
         Bank                                      Credit                   Percentage
                                                 Commitment
=============================================================================================
National City Bank                              $ 63,750,000                  19.62%
=============================================================================================
ABN AMRO Bank N.V.                              $ 60,000,000                  18.46%
=============================================================================================
KeyBank National Association                    $ 38,125,000                  11.73%
=============================================================================================
Mellon Bank, N.A.                               $ 38,125,000                  11.73%
=============================================================================================
Harris Trust and Savings Bank                   $ 30,000,000                  9.23%
=============================================================================================
NBD Bank                                        $ 35,000,000                  10.77%
=============================================================================================
The Chase Manhattan Bank                        $ 20,000,000                  6.15%
=============================================================================================
PNC Bank, NA                                    $ 20,000,000                  6.15%
=============================================================================================
Comerica Bank                                   $ 20,000,000                  6.15%
=============================================================================================
Aggregate Bank Commitments                      $ 325,000,000                100.00%
=============================================================================================

                          ACKNOWLEDGMENT OF GUARANTORS


         Each of the undersigned being a guarantor of indebtedness of the Borrower to the Banks, hereby acknowledges and agrees to the terms of the foregoing Amendment No. 1 to the Amended and Restated Credit Agreement. Each undersigned represents and warrants to the Banks and the Agent that the Subsidiary Guaranty, dated as of January 30, 1998, executed by such undersigned in favor of the Agent for the benefit of the Banks remains the valid and binding obligation of the undersigned, enforceable against it in accordance with its terms and each of financial institutions specified in Annex I as amended by the Amendment No 1 to Amended and Restated Credit Agreement are "Banks" for all purposes of the Subsidiary Guaranty executed by the undersigned and the Obligations owing to such Bank under the Amended and Restated Credit Agreement are guaranteed by such Subsidiary Guaranty.


OMG AMERICAS, INC., as a Guarantor

/s/ James M. Materna
------------------------------------
By: James M. Materna
Title: Chief Financial Officer


SCM METAL PRODUCTS INC., as a Guarantor

/s/ James M. Materna
------------------------------------
By: James M. Materna
Title: Chief Financial Officer


OMG FIDELITY, INC, (f\k\a Auric Corporation) as a Guarantor

/s/ James M. Materna
------------------------------------
By: James M. Materna
Title: Chief Financial Officer